Exhibit 99.3

KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309

Independent Auditors’ Report

To the Shareholders and Board of Directors

Meredith Corporation:

We have audited the accompanying combined financial statements of LMG RemainCo, which comprise the combined balance sheets as of June 30, 2021 and 2020, and the related combined statements of earnings and comprehensive income, equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of LMG RemainCo as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

Des Moines, Iowa

September 17, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

LMG RemainCo

Combined Balance Sheets

Assets	June 30,	2021	2020
(In millions)
Current assets
Cash		$0.3	$—
Accounts receivable (net of allowances of $3.4 in 2021, and $7.9 in 2020)		135.7	121.0
Current portion of broadcast rights		4.6	6.4
Other current assets		1.6	1.5

Total current assets		142.2	128.9

Property, plant, and equipment
Land		17.8	17.8
Buildings and improvements		92.8	90.8
Machinery and equipment		243.3	252.7
Leasehold improvements		2.0	2.0
Construction in progress		1.5	4.7

Total property, plant, and equipment		357.4	368.0
Less accumulated depreciation		(239.7)	(239.1)

Net property, plant, and equipment		117.7	128.9
Broadcast rights		3.7	3.9
Operating lease assets		18.3	19.4
Other assets		5.8	2.2
Intangible assets, net		718.5	725.6
Goodwill		112.2	112.2

Total assets		$1,118.4	$1,121.1

Liabilities and Equity
Current liabilities
Current portion of long-term broadcast rights payable		$5.5	$6.2
Current portion of operating lease liabilities		1.9	1.9
Accounts payable		41.2	30.2
Accrued expenses
Compensation and benefits		19.2	10.4
Other taxes and expenses		14.7	8.1

Total accrued expenses		33.9	18.5
Unearned revenues		4.4	7.1

Total current liabilities		86.9	63.9
Long-term broadcast rights payable		5.3	6.5
Operating lease liabilities		16.7	17.5
Deferred income taxes		125.1	119.7
Other noncurrent liabilities		9.0	8.1

Total liabilities		243.0	215.7

Equity
Net investment by Meredith Corporation		874.2	906.5
Accumulated other comprehensive income (loss)		1.2	(1.1)

Total equity		875.4	905.4

Total liabilities and equity		$1,118.4	$1,121.1

See accompanying Notes to Combined Financial Statements

LMG RemainCo

Combined Statements of Earnings and Comprehensive Income

Years ended June 30,	2021	2020
(In millions)
Revenues
Advertising related	$476.0	$330.5
Retransmission	377.0	347.9
Other	15.7	13.5

Total revenues	868.7	691.9

Operating expenses
Production, distribution, and editorial	362.5	342.8
Selling, general, and administrative	175.4	158.9
Restructuring related activities	7.2	3.3
Depreciation and amortization	29.0	35.5
Impairment of long-lived assets	—	22.3

Total operating expenses	574.1	562.8

Income from operations	294.6	129.1
Non-operating expense, net	—	(3.8)
Interest expense, net	(0.2)	(1.3)

Earnings from operations before income taxes	294.4	124.0
Income tax expense	(73.2)	(31.3)

Net earnings	221.2	92.7

Other comprehensive income (loss), net of income taxes:
Pension benefit plan activity	2.3	(0.7)

Comprehensive income	$223.5	$92.0

See accompanying Notes to Combined Financial Statements

LMG RemainCo

Combined Statements of Equity

(In millions)	Net Investment by Meredith Corporation	Accumulated Other Comprehensive Income (Loss)	Total
Balance at June 30, 2019	$929.2	$(0.4)	$928.8

Net earnings	92.7	—	92.7
Other comprehensive loss, net of income taxes	—	(0.7)	(0.7)
Net transfers to Meredith Corporation	(115.4)	—	(115.4)

Balance at June 30, 2020	906.5	(1.1)	905.4

Net earnings	221.2	—	221.2
Other comprehensive income, net of income taxes	—	2.3	2.3
Net transfers to Meredith Corporation	(254.3)	—	(254.3)
Cumulative effect adjustment for adoption of Accounting
Standards Update 2016-13	0.8	—	0.8

Balance at June 30, 2021	$874.2	$1.2	$875.4

See accompanying Notes to Combined Financial Statements

LMG RemainCo

Combined Statements of Cash Flows

Years ended June 30,	2021	2020
(In millions)
Cash flows from operating activities
Net earnings	$221.2	$92.7
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	22.0	24.7
Amortization	7.0	10.8
Non-cash lease expense	2.4	3.1
Share-based compensation	4.7	3.8
Deferred income taxes	4.3	1.4
Amortization of broadcast rights	15.8	19.0
Write-down of impaired assets	—	22.3
Other operating activities, net	0.1	0.6
Changes in assets and liabilities
Accounts receivable	(13.6)	11.5
Other current assets	—	0.8
Broadcast rights	(15.7)	(18.5)
Other assets	(0.3)	0.8
Operating lease liabilities	(2.2)	(2.7)
Accounts payable	10.3	(19.1)
Accrued expenses and other liabilities	15.6	(10.8)
Unearned revenues	(2.7)	1.2
Other noncurrent liabilities	2.2	0.9

Net cash provided by operating activities	271.1	142.5

Cash flows from investing activities
Additions to property, plant, and equipment	(10.1)	(21.5)

Net cash used in investing activities	(10.1)	(21.5)

Cash flows from financing activities
Net transfers to Meredith Corporation	(260.4)	(121.2)
Financing lease payments	(0.3)	(0.3)

Net cash used in financing activities	(260.7)	(121.5)

Net increase (decrease) in cash	0.3	(0.5)
Cash at beginning of year	—	0.5

Cash at end of year	$0.3	$—

See accompanying Notes to Combined Financial Statements

LMG RemainCo

Notes to Combined Financial Statements

1. Summary of Significant Accounting Policies

Background and Nature of Operations—On May 3, 2021, Meredith Corporation announced its intent to separate its local media group and national media group operations into two independent companies by distributing (the Distribution) to Meredith Corporation’s shareholders, on a pro rata basis, the issued and outstanding capital stock of Meredith Holdings Corporation, an Iowa corporation and newly formed wholly-owned subsidiary of Meredith Corporation, which will hold Meredith Corporation’s national media group and corporate functions following the separation (collectively, the Spin-Off). As part of this announcement, Meredith Corporation, Gray Television, Inc., and Gray Hawkeye Stations, Inc., a wholly-owned subsidiary of Gray Television, Inc. (Merger Sub), entered into an Agreement and Plan of Merger (the Merger Agreement), as amended June 2, 2021, to effect the acquisition of Meredith Corporation by Gray Television, Inc., immediately after and subject to the consummation of the Spin-Off (as described above), through the merger of Merger Sub with and into Meredith Corporation (the Merger), with Meredith Corporation surviving the Merger as a wholly-owned subsidiary of Gray Television, Inc. As a result of the Distribution and Spin-Off and immediately prior to the Merger, Meredith Corporation will hold the local media group only (LMG RemainCo).

The combined financial statements reflect the historical results of operations, financial positions, and cash flows of LMG RemainCo (the Company), which consists of Meredith Corporation’s historical local media group excluding the MNI Targeted Media and People TV businesses, which will be transferred from Meredith Corporation’s local media group to Meredith Corporation’s national media group as part of the Spin-Off . The Company has one reportable segment. LMG RemainCo includes 17 television stations and related digital media operations. LMG RemainCo’s operations are diversified geographically within the United States (U.S.), and the Company has a broad customer base.

Basis of Presentation—The combined financial statements of LMG RemainCo were prepared in connection with the anticipated transaction and have been derived from the Consolidated Financial Statements and accounting records of Meredith Corporation (Parent) as if it were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

The Combined Statements of Earnings and Comprehensive Income of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services.

These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.

The Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized cash management strategy where cash balances are comingled for all of Parent’s businesses. The cash and cash equivalents held by Parent at the corporate level are not specifically identifiable to the Company and, therefore, have not been reflected in the Combined Balance Sheets. Only cash balances legally owned by the Company are reflected in the Combined Balance Sheets. Transfers of cash between the Company and Parent are included within the Net transfers to Meredith Corporation line in the Combined Statements of Cash Flows and the Combined Statements of Equity.

Parent sponsors various pension and postretirement plans for eligible Company employees and retirees. Parent-sponsored plans in which the Company’s employees participate are accounted for as multiemployer benefit plans in the combined financial statements. Accordingly, the related net benefit plan obligation, plan assets, and accumulated other comprehensive income (loss) amounts for these plans are not included in the Company’s Combined Balance Sheets. The related net periodic pension cost has been allocated to the Company for Company employees as well as an allocation of Parent’s corporate and shared functional employee expenses on the basis of revenues when a basis of direct attribution was not identifiable. One benefit plan in the Company’s operations includes only active, retired, and other former Company employees and the Company will assume sponsorship of this plan upon consummation of the transaction. This plan is accounted for as a single employer benefit plan. Accordingly, the net benefit obligation, plan assets, and accumulated other comprehensive income (loss) amounts for this plan are recorded in the Company’s combined financial statements. The net periodic pension cost included in the Company’s Combined Statements of Earnings and Comprehensive Income includes the total cost of the single employer plan and the cost allocated to the Company for multiemployer benefit plans.

The Company’s employees have historically participated in Parent’s share-based compensation plans. Share-based compensation expense has been allocated to the Company for Company employees based on the awards and terms previously granted to the Company’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses on the basis of revenues when a basis of direct attribution was not identifiable.

Income tax expense in the combined financial statements has been calculated on a separate-return method. Under the separate-return method of allocation, the separate financial statements determine current and deferred tax expense or benefit for the period as if the group member were required to file a separate tax return. The Company’s historical operations are included in the tax returns of Meredith Corporation.

As the separate legal entities that make up the Company’s business were not historically held by a single legal entity, Net investment by Meredith Corporation is shown in lieu of shareholders’ equity in these combined financial statements. Net investment by Meredith Corporation represents Meredith Corporation’s interest in the recorded assets of the Company and the cumulative investment by Meredith Corporation in the Company through the periods presented, inclusive of operating results.

The Company does not have any off-balance sheet arrangements.

The extent to which the evolving COVID-19 pandemic impacts the Company’s combined financial statements will depend on a number of factors, including the magnitude and duration of the pandemic. There remains risk that COVID-19 could have material adverse impacts on future revenue growth as well as overall profitability.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the allowance for doubtful accounts, which is based on historical experience and management’s views on trends in the overall receivable aging, the assessment of the recoverability of long-lived assets, including goodwill and other intangible assets, which is based on such factors as estimated future cash flows; the determination of the net realizable value of broadcast rights, which is based on estimated future revenues; pension and postretirement benefit expenses, which are determined based, in large part, on actuarial assumptions regarding discount rates, expected returns on plan assets, and healthcare costs; and share-based compensation expense, which is based on numerous assumptions, including future stock price volatility and employees’ expected exercise and post-vesting employment termination behavior. While the Company re-evaluates its estimates on an ongoing basis, actual results may vary from those estimates.

Cash—Cash is stated at cost, which approximates fair value.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash deposits. These cash deposits are maintained with several financial institutions. The deposits held at the various financial institutions may exceed federally insured limits. Exposure to this credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings and, therefore, these deposits bear minimal credit risk.

Accounts Receivable—The Company’s accounts receivable are primarily due from advertisers. Credit is extended to clients based on an evaluation of each client’s creditworthiness and financial condition; collateral is not required. Accounts receivable are recorded at the invoiced amount, less estimated adjustments for discounts, rebates, and rate adjustments. The allowance for uncollectible accounts is primarily based on historical loss rates by type of advertiser classification, known specific collectability exposures, and the current economic environment. Accounts are written off when deemed uncollectible. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances.

Property, Plant, and Equipment—Property, plant, and equipment are stated at cost. Costs of replacements and major improvements are capitalized, while costs of maintenance and repairs are charged to operations as incurred.

Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets: 10-45 years for buildings and improvements and 3-20 years for machinery and equipment. The costs of leasehold improvements are amortized over the lesser of the useful lives of the improvements or the terms of the respective leases. Depreciation and amortization of property, plant, and equipment, including allocations of Parent’s property, plant, and equipment was $22.0 million in fiscal 2021 and $24.7 million in fiscal 2020.

Operating Leases—LMG RemainCo’s lessee portfolio is primarily comprised of real estate leases for the use of antenna and transmitter sites and broadcast station facilities. The Company determines if an arrangement is or contains a lease at inception and begins recording lease activity at the commencement date, which is generally the date at which the Company takes possession of or controls the physical use of the asset. Right-of-use (ROU) assets and lease liabilities are recognized based on the present value of lease payments over the lease term with lease expense generally recognized on a straight-line basis. Parent’s incremental borrowing rate is used to determine the present value of future lease payments unless the implicit rate is readily determinable.

Lease agreements may contain rent escalation clauses, renewal or termination options, rent holidays, or certain landlord incentives, including tenant improvement allowances. ROU assets include amounts for fixed scheduled rent increases. The lease term includes the non-cancelable period of the lease and renewal periods subject to options to extend or terminate the lease when it is reasonably certain the Company will exercise those options. The remaining terms of the leases are three months to 29 years. Certain lease agreements include variable lease payments, which adjust periodically for inflation as a result of changes in a published index, primarily the Consumer Price Index, or are amounts paid to the lessor based on cost or consumption, such as maintenance and utilities.

Accounting policy elections were made to exempt leases with an initial term of twelve months or less from balance sheet recognition and not separate lease and non-lease components for any asset classes in the current portfolio.

Broadcast Rights—Broadcast rights consist principally of rights to broadcast syndicated programs, sports, and feature films. The total cost of these rights is recorded as an asset and as a liability when programs become available for broadcast. The current portion of broadcast rights represents those rights available for broadcast that are expected to be amortized in the succeeding year. These rights are valued at the lower of unamortized cost or estimated net realizable value and are generally charged to operations on an accelerated basis over the contract period. Impairments of unamortized costs to net realizable value are included in the production, distribution, and editorial expenses line on the Combined Statements of Earnings and Comprehensive Income. There were no material impairments of unamortized costs in fiscal 2021 or 2020. Future write-offs can vary based on changes in consumer viewing trends and the availability and costs of other programming.

Amortization expense related to broadcast rights of $15.8 million and $19.0 million for the years ended June 30, 2021 and 2020, respectively, was included in production, distribution, and editorial line on the Combined Statements of Earnings and Comprehensive Income. Future amortization expense for broadcast rights is expected to be as follows: $4.6 million in fiscal 2022, $1.5 million in fiscal 2023, and $1.2 million in fiscal 2024. Actual future amortization expense could differ from these estimates due to future purchases.

Intangible Assets and Goodwill—Intangible assets and goodwill were derived from the related balances of the Parent. These amounts carry with them the results of the Parent’s previously performed impairment tests, akin to a reorganization of reporting units of the Parent entity for which U.S. GAAP does not require retrospective testing of goodwill under the reorganized structure.

Amortizable intangible assets consist primarily of network affiliation agreements and retransmission agreements. Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Network affiliation agreements are amortized over the period of time the agreements are expected to remain in place, assuming renewals without material modifications to the original terms and conditions (generally 25-40 years from the original acquisition date). Retransmission agreements are amortized over their estimated useful life, which is 6-10 years. Other intangible assets are amortized over their estimated useful lives, ranging from 1 to 4 years.

Intangible assets with indefinite lives include Federal Communications Commission (FCC) broadcast licenses, which are evaluated annually for impairment. In addition, when certain events or changes in operating conditions occur, an additional impairment assessment is performed, and indefinite-lived assets may be adjusted to a determinable life. Broadcast licenses are granted for a term of up to eight years but are renewable if the Company provides at least an average level of service to its customers and complies with the applicable FCC rules and policies and the Communications Act of 1934. The Company has been successful in every one of its past license renewal requests and has incurred only minimal costs in the process. The Company expects the television broadcasting business to continue indefinitely; therefore, the cash flows from the broadcast licenses are also expected to continue indefinitely.

Goodwill and intangible assets that have indefinite lives are not amortized but are tested by the Parent for impairment annually or when events occur or circumstances change that would more likely than not reduce the reporting unit’s fair value below its carrying amount. Goodwill impairment testing is performed at the Parent’s historical reporting unit level, the local media group.

A quantitative impairment test, performed for a goodwill reporting unit or indefinite-lived intangible assets, involves determining the fair value of the reporting unit or asset, which is then compared to its carrying amount. Fair value is determined using a discounted cash flow model, which requires an estimate of the future cash flows expected to be generated by the reporting unit or to result from the use of the asset. These estimates include assumptions about future revenues (including projections of overall market growth and share of market), estimated costs, and appropriate discount rates where applicable. These assumptions are based on historical data, various internal estimates, and a variety of external sources and are consistent with the assumptions used in both short-term financial forecasts and long-term strategic plans of the Parent. Depending on the assumptions and estimates used, future cash flow projections can vary within a range of outcomes. Changes in key assumptions used and their prospects or changes in market conditions could result in additional impairment charges.

Additional information regarding intangible assets and goodwill, including a discussion of the impairment charge taken on long-lived intangible assets is provided in Note 3.

Impairment of Long-lived Assets—Long-lived assets (primarily property, plant, and equipment; operating lease assets; and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation or asset group to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Revenue Recognition—The Company’s sources of revenue are advertising related, retransmission, and other. Advertising related revenues consist primarily of local non-political advertising focusing on the immediate geographic area of the stations; national non-political advertising; political advertising which is cyclical with peaks occurring in our odd-numbered fiscal years and particularly in our second fiscal quarter of those fiscal years; and digital advertising on the stations’ websites, mobile-optimized websites, and apps. Retransmission revenue represents retransmission consent fees from cable, satellite, and telecommunications operators. Other revenue primarily includes payments from other networks to transmit signal through the Company’s broadcast television stations.

At contract inception, LMG RemainCo assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. Revenue is recognized when, or as, the performance obligations are satisfied, and control is transferred to the customer.

Determining when control transfers requires management to make judgments that affect the timing of revenue recognized. The Company has determined that recognition of revenue at a point-in-time for certain products and services provides a faithful depiction of the transfer of control to the customer.

Progress measurement requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the chosen methods provides a faithful depiction of the transfer of goods or services to the customer that are recognized over time. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.

For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation on a relative standalone-selling price basis. The standalone-selling price is the price at which the Company would sell a promised good or service separately to the customer. In situations in which an obligation is bundled with other obligations and the total amount of consideration does not reflect the sum of individual observable prices, the Company allocates the discount to (1) a single obligation if the discount is attributable to that obligation or (2) prorates across all obligations if the discount relates to the bundle. When standalone-selling price is not directly observable, the Company estimates and considers all the information that is reasonably available to the Company, including market conditions, entity-specific factors, customer information, etc. The Company maximizes the use of observable inputs and applies estimation methods consistently in similar circumstances.

As allowed by Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), the Company does not impute interest to account for financing elements on contracts that have an original duration of twelve months or less. The Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize this revenue for all contracts with an original term of twelve months or less. The Company excludes amounts collected from customers for sales taxes from its transaction prices.

The following are detailed descriptions of the Company’s revenue recognition policies by each major product line:

Non-political and Political Spot Advertising—The Company sells commercial time directly to political and non-political advertisers or through advertising agencies. The Company’s performance obligations related to spot advertising are satisfied when the advertisement is aired by the broadcasting station. Rates for spot advertising are influenced primarily by the market size, number and type of competitors, audience share, and audience demographics. The customer is invoiced the agreed-upon price at the end of the month in which the advertisements were aired under normal trade terms. Political spot advertisements require payment in advance of airing. The agreed-upon price may be adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, broadcast television advertising contracts may include gross rating points goals and/or sales incentives to its customers. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration and factors in such an estimate when determining the transaction price.

Digital Advertising—The Company sells advertising inventory on its websites directly to advertisers or through advertising agencies. The Company’s performance obligations related to digital advertising are generally satisfied when the advertisement runs on owned or operated websites. The price for digital advertising is determined by an agreed-upon pricing model such as CPC (cost per click), CPM (cost per 1,000 impressions), or flat fees. Revenue from the sale of digital advertising space based on impression pricing is recognized when the advertisements are delivered consistent with the respective pricing model. Flat fee contracts are recognized ratably over the contract period using a time-elapsed output method. The customer is invoiced the agreed-upon price in the month following the month that the advertisements are delivered with normal trade terms.

As part of the Company’s customary business practices, digital advertising contracts may include a guaranteed number of impressions. Advertising contracts may include sales incentives to its customers, including volume discounts, rebates, value added impressions, etc. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration and factors in such an estimate when determining the transaction price. The Company has sufficient historical data and has established processes to reliably estimate these variable components of the transaction price.

Third Party Sales—The Company sells a variety of advertising products to its advertising customers that are placed on third-party platforms. Revenue recognition for the Company’s third party sales is consistent with its revenue recognition policy for digital advertising described above.

Retransmission—LMG RemainCo has entered into agreements with cable, satellite, and telecommunications service providers for licenses to access the Company’s television station signals for retransmission. These licenses are functional licenses under which revenue is recognized at a point-in-time when access to the completed content is granted to the service provider. The transaction price for retransmission agreements generally are on a per subscriber basis. The recognition pattern for retransmission contracts mirrors over-time revenue recognition as the Company delivers the signal to the service provider, which represents completed content, on an on-going basis during the license period. Service providers are invoiced monthly and payment is due under industry trade terms.

Other—Other revenue primarily includes amounts earned by local broadcast television station licensees for broadcasting additional programming streams on their digital channels, for which revenue is generally recognized ratably over time. Other revenue also includes amounts earned for digitally operating the shop channel Local Steals & Deals, for which LMG RemainCo is paid on a commission basis from affiliate networks that facilitate reporting and payments from retail partners, based on either a CPC on content or consumer purchases.

Income Taxes—The income tax provision is calculated under the separate-return method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when such a change is enacted. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Pensions and Postretirement Benefits Other Than Pensions—Retirement benefits are provided to employees through pension plans sponsored by the Parent. The Company will assume sponsorship for one of the Parent’s benefit plans that relates to the Company’s current and former employees upon consummation of the transaction.

The amount of net liability or asset actually assumed will be evaluated in a manner specified by the Employee Retirement Income Security Act and will be finalized and certified by plan actuaries several months after the transaction is consummated.

Pension benefits are generally based on formulas that reflect interest credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings. The discount rate utilized is based on the investment yields of high quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date. It is the Parent’s policy to fund the qualified pension plans to at least the extent required to maintain their fully funded status. In addition, the Parent provides health care and life insurance benefits for certain retired Company employees, the expected costs of which are accrued over the years that the employees render services. It is the Parent’s policy to fund postretirement benefits as claims are paid. Additional information is provided in Note 9.

Share-based Compensation—Share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses on the basis of headcount, salaries, and revenues when a basis of direct attribution was not identifiable. Stock-based compensation expense is based on the measurement date fair value of the award and is recognized over the appropriate vesting period. The Company recognizes expense for stock options, restricted stock, restricted stock units, and matching shares anticipated to be issued under the Company’s employee stock purchase plan. See Note 10 for additional information related to share-based compensation expense.

Comprehensive Income—Comprehensive income consists of net earnings and other gains and losses affecting equity that, under U.S. GAAP, are excluded from net earnings. Other comprehensive income (loss) includes changes in prior service costs and net actuarial losses from the pension benefit plan, net of taxes.

Adopted Accounting Pronouncements—

ASU 2016-13—In June 2016, the Financial Accounting Standards Board (FASB) issued a standard that replaces the current incurred loss methodology for recognizing credit losses with a current expected credit loss methodology. Under this standard, the establishment of an allowance for credit losses reflects all relevant information about past events, current conditions, and reasonable supportable forecasts rather than delaying the recognition of the full amount of a credit loss until the loss is probable of occurring. The new standard changes the impairment model for most financial assets and certain other instruments, including trade receivables. The Company implemented the new standard on July 1, 2020, on a modified retrospective basis. The adoption of this standard resulted in a decrease in the allowance for doubtful accounts of $1.1 million and an increase in deferred tax liabilities of $0.3 million, with a corresponding increase to Net investment by Meredith Corporation of $0.8 million. This standard did not have a material impact on the Company’s combined financial statements and related disclosures upon adoption.

ASU 2019-02—In March 2019, the FASB issued an accounting standards update which aligns the accounting for production costs of episodic television series with the accounting for production costs of films. In addition, the update modifies certain aspects of the capitalization, impairment, presentation, and disclosure requirements in the accounting standards for entities in the film and broadcast entertainment industries. The update was prospectively adopted in the first quarter of fiscal 2021. Due to the nature of existing Company policies and the nature of its episodic television series, the update had no impact on the Company’s combined financial statements.

ASU 2019-12—In December 2019, the FASB issued an accounting standards update that simplifies the accounting for income taxes by removing certain exceptions to and clarifying existing guidance to improve consistent application. The Company prospectively adopted this standard in the fourth quarter of fiscal 2021. The adoption had no impact on the Company’s combined financial statements.

ASU 2020-03—In March 2020, the FASB issued new accounting rules to clarify guidance around several subtopics by adopting enhanced verbiage on the following subtopics: fair value option disclosures, fair value measurement, investments—debt and equity securities, debt modifications and extinguishments, credit losses, and sales of financial assets. This guidance is intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The subtopic amendments have different effective dates. Applicable subtopics were adopted by the Company in the third quarter of 2020. The adoption of these subtopics did not have a material impact on the Company’s results of operations or cash flows.

2. Leases

Total lease cost for operating leases, inclusive of short-term and variable expenses and including lease cost allocated to the Company for shared corporate leases, recorded in the selling, general, and administrative line on the Combined Statements of Earnings and Comprehensive Income was $4.0 million and $5.1 million for the years ended June 30, 2021 and 2020, respectively.

The table below presents supplemental information related to operating leases:

Years ended June 30,	2021	2020
(In millions except for lease term and discount rate)
Operating cash flows for operating leases	$3.2	$3.8
Noncash lease liabilities arising from obtaining operating lease assets	1.4	3.5
Weighted average remaining lease term	11.4 years	12.0 years
Weighted average discount rate	5.6%	5.6%

Maturities of operating lease liabilities as of June 30, 2021, were as follows:

Years ending June 30,
(In millions)
2022	$2.8
2023	2.7
2024	2.4
2025	2.2
2026	2.1
Thereafter	14.2

Total lease payments	26.4
Less: Interest	(7.8)

Present value of lease liabilities	$18.6

3. Intangible Assets and Goodwill

Intangible assets consist of the following:

June 30,	2021			2020
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Network affiliation agreements	$229.3	$(167.5)	$61.8	$229.3	$(161.5)	$67.8
Retransmission agreements	10.6	(6.8)	3.8	27.9	(23.1)	4.8
Other	0.7	(0.7)	—	1.7	(1.6)	0.1

Total	$240.6	$(175.0)	65.6	$258.9	$(186.2)	72.7

Intangible assets not subject to amortization
FCC licenses			652.9			652.9

Total			652.9			652.9

Intangible assets, net			$718.5			$725.6

Amortization expense was $7.0 million in fiscal 2021, and $10.8 million in fiscal 2020. Future amortization expense for intangible assets is expected to be as follows: $5.6 million in fiscal 2022, $4.5 million in fiscal 2023, $4.5 million in fiscal 2024, $4.5 million in fiscal 2025, and $4.5 million in fiscal 2026. Actual future amortization expense could differ from these estimates as a result of future acquisitions, dispositions, and other factors.

During the third quarter of fiscal 2020, Parent experienced revenue declines primarily related to advertising cancellations and delays, as advertisers faced economic challenges caused by the COVID-19 pandemic. These declines caused Parent to revise forecasts and to determine that it had a triggering event to test the value of intangible assets not subject to amortization for impairment as of March 31, 2020. As a result, LMG RemainCo recorded a non-cash impairment charge of $22.3 million to partially impair the FCC license for its station WALA-TV in Mobile, Alabama and Pensacola, Florida. This impairment was recorded in the impairment of long-lived assets line in the Combined Statements of Earnings and Comprehensive Income. No other impairments of indefinite-lived intangible assets were recorded as a result of Parent’s fiscal 2021 or 2020 annual impairment tests performed for LMG RemainCo as of May 31, 2021 and 2020.

During the years ended June 30, 2021 and 2020, there were no changes in the carrying amount of goodwill of $112.2 million.

Parent is required to evaluate goodwill for impairment on an annual basis or when events occur or circumstances change that would indicate the carrying value exceeds the fair value. Parent performed its fiscal 2021 and 2020 annual impairment review for LMG RemainCo using qualitative assessments as of its measurement date of May 31, 2021 and 2020. Based on the results of the assessments, there was no indication of impairment.

4. Restructuring Accruals

During fiscal 2021, Parent’s management committed to a performance improvement plan to control costs. Actions included consolidating certain LMG RemainCo functions. Including allocations for Parent’s corporate and shared functional employees, the Company recorded pre-tax restructuring charges of $7.2 million for severance and related benefit costs associated with the involuntary termination of employees. These costs were recorded in the restructuring related activities line on the Combined Statements of Earnings and Comprehensive Income. These actions affected approximately 140 LMG RemainCo employees. The majority of the severance costs for these restructuring actions were paid during fiscal 2021, with the remainder to be paid in fiscal 2022. No additional restructuring costs are expected to be incurred.

During fiscal 2020, Parent’s management committed to reduce the workforce in LMG RemainCo. Including allocations for Parent’s corporate and shared functional employees, the Company recorded pre-tax restructuring charges totaling $3.3 million for severance and related benefit costs associated with the involuntary termination of employees. These costs were recorded in the restructuring related activities line on the Combined Statements of Earnings and Comprehensive Income. These actions affected approximately 15 LMG RemainCo employees. The majority of the severance costs were paid during fiscal 2020, with the remainder paid in the first half of fiscal 2021.

Details of changes in the Company’s restructuring accrual are as follows:

Years ended June 30,	2021	2020
(In millions)
Balance at beginning of year	$0.6	$1.0
Accruals	7.3	2.4
Cash payments	(6.4)	(2.8)

Balance at end of year	$1.5	$0.6

As of June 30, 2021, $1.5 million is included within the accrued expenses-compensation and benefits line on the Combined Balance Sheets.

5. Income Taxes

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The following table shows income tax expense attributable to earnings from operations before income taxes as computed under the separate return method:

Years ended June 30,	2021	2020
(In millions)
Current
Federal	$57.9	$25.2
State	10.8	4.7

Total current	68.7	29.9

Deferred
Federal	3.9	1.2
State	0.6	0.2

Total deferred	4.5	1.4

Income tax expense	$73.2	$31.3

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants, and investments. The CARES Act did not have a material impact on the Company’s combined financial statements.

The differences between the statutory U.S. federal income tax rate and the effective tax rate were as follows:

Years ended June 30,	2021	2020
U.S. statutory tax rate	21.0%	21.0%
State income taxes, less federal income tax benefits	3.1	3.1
Nondeductible compensation	0.7	0.6
Other	0.1	0.5

Effective income tax rate	24.9%	25.2%

The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities were as follows:

June 30,	2021	2020
(In millions)
Deferred tax assets
Accounts receivable allowances and return reserves	$0.9	$1.0
Compensation and benefits	—	0.2
Lease liabilities	5.0	5.2
All other assets	0.6	0.4

Total deferred tax assets	6.5	6.8

Deferred tax liabilities
Accumulated depreciation and amortization	111.0	105.7
Compensation and benefits	0.4	—
Deferred gains from dispositions	14.8	14.8
Lease right-of-use assets	4.7	5.1
All other liabilities	0.7	0.9

Total deferred tax liabilities	131.6	126.5

Net deferred tax liability	$125.1	$119.7

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company has not recorded any unrecognized tax benefits.

The Parent, and, accordingly, the Company, is subject to examinations by the Internal Revenue Service for periods June 30, 2013, to the present. The Parent, and, accordingly, the Company, has various state income tax examinations ongoing at various stages of completion, but generally the state income tax returns have been audited or closed to audit through fiscal year ended June 30, 2005.

6. Commitments and Contingent Liabilities

The Company has commitments under certain firm contractual arrangements (firm commitments) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. Commitments not recorded on the Combined Balance Sheets consist primarily of purchase obligations for goods and services. Commitments recorded on the Combined Balance Sheets consist primarily of operating lease liabilities and broadcast rights payable. Commitments expected to be paid over the next five years are as follows:

	Payments Due In
Years ending June 30,	2022	2023	2024	2025	2026	Thereafter	Total
(In millions)
Broadcast rights payable
Recorded commitments	$5.5	$2.6	$1.2	$0.7	$0.7	$0.1	$10.8
Unavailable rights	8.0	7.2	1.1	—	—	—	16.3

Total commitments	$13.5	$9.8	$2.3	$0.7	$0.7	$0.1	$27.1

The Company has recorded commitments for broadcast rights payable in future fiscal years. The Company also is obligated to make payments under contracts for broadcast rights not currently available for use and, therefore, not included in the combined financial statements. Such unavailable rights amounted to $16.3 million at June 30, 2021. The fair value of these commitments for unavailable broadcast rights, determined by the present value of future cash flows discounted at the Company’s current borrowing rate, was $15.2 million at June 30, 2021.

Indemnifications

Pursuant to the Merger Agreement and Tax Matters Agreement entered into between Meredith Corporation, Gray Television, Inc., and Gray Hawkeye Stations, Inc., Gray Television, Inc. will, upon close of the transaction, become the parent of LMG RemainCo and the primary obligor for Meredith Corporation taxes that are incurred prior the transaction. Gray Television, Inc. will be indemnified by Meredith Holdings Corporation for any taxes of Meredith Corporation or Meredith Holdings Corporation during the pre-closing period, including certain taxes attributable to the transaction. As the indemnification is contingent upon the transaction, the Company has not established an accrued asset or liability in the combined financial statements related to the indemnification between Meredith Corporation, Gray Television, Inc., and Gray Hawkeye Stations, Inc.

Due to the inherent difficulty of predicting the consummation date of the transaction and the amounts payable or receivable under the indemnification, the Company cannot predict the total indemnification amount or timing of payment.

Legal Proceedings

In the ordinary course of business, the Company is a defendant in or party to various legal claims, actions, and proceedings. These claims, actions, and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law.

On April 3, 2019, a purported class of plaintiff purchasers of broadcast television spot advertising amended its pending consolidated complaint in the U.S. District Court for the Northern District of Illinois against a number of broadcast television station groups to add Meredith Corporation and other broadcast television station groups as defendants (the Defendants). The amended complaint alleges that the Defendants have violated federal antitrust law by entering into agreements with their competitors to fix prices and exchange competitively sensitive information. The Defendants filed a joint motion to dismiss on June 5, 2019, after which the plaintiffs filed a consolidated second amended complaint on September 9, 2019. The Defendants filed a joint motion to dismiss the second amended complaint on October 8, 2019. On November 6, 2020, the court denied the motion to dismiss. The Court has set a pretrial schedule requiring that all fact discovery be completed by July 1, 2022, and briefing on class certification be completed by November 14, 2022.

The Company establishes an accrued liability for specific matters, such as a legal claim, when the Company determines both that a loss is probable, and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Due to the inherent difficulty of predicting the outcome of litigation, claims, and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matter described above, the Company is unable to predict the outcome or reasonably estimate a range of possible loss.

7. Fair Value Measurements

The Company estimates the fair value of financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts the Company would realize upon disposition.

The fair value hierarchy consists of three broad levels of inputs that may be used to measure fair value, which are described below:

• Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

• Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

• Level 3	Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.

The carrying value of the Company’s broadcast rights payable was $10.8 million and $12.7 million at June 30, 2021 and 2020, respectively, and the estimated fair value was $9.8 million and $11.7 million at June 30, 2021 and 2020, respectively. These financial instruments are not measured at fair value in the Combined Balance Sheets. The fair value of broadcast rights payable was determined utilizing Level 3 inputs.

Deferred compensation plan liabilities of $0.1 million and $0.1 million at June 30, 2021, and 2020, respectively, included in the accrued expenses-compensation and benefits line and $1.0 million and $0.9 million at June 30, 2021, and 2020, respectively, included in the other noncurrent liabilities line on the Combined Balance Sheets are liabilities that are recurring fair value measures. The fair value of deferred compensation plans was derived from quotes from observable market information and thus represented a Level 2 measurement.

At March 31, 2020, an FCC license that had a carrying value of $70.2 million prior to impairment was partially impaired and an impairment charge of $22.3 million was recorded for the year ended June 30, 2020, leaving an intangible asset balance of $47.9 million that would be considered a nonrecurring fair value measurement at June 30, 2020. The fair value of the FCC license was measured on a non-recurring basis and was determined based on significant inputs not observable in the market and thus represent a Level 3 measurement. The key assumptions used to determine the fair value included discount rates, estimated cash flows, and revenue growth rates. The discount rate used was based on several factors, including market interest rates, and a weighted average cost of capital analysis based on the target capital structure, and included adjustments for market risk and Company specific risk. Estimated cash flows were based upon internally developed estimates, and the revenue growth rates were based on industry knowledge and historical performance. For the FCC license, the unobservable significant inputs included a discount rate of 11.0 percent and a terminal revenue growth rate of 2.0 percent. For further discussion of the impairment of this license, refer to Note 3. The impairment charge was recorded in the impairment of long-lived assets line on the Combined Statements of Earnings and Comprehensive Income.

8. Revenues

LMG RemainCo disaggregates revenue from contracts with customers by types of goods and services. A reconciliation of disaggregated revenue to total revenue disclosed in the Combined Statements of Earnings and Comprehensive Income is as follows.

Years ended June 30,	2021	2020
(In millions)
Advertising related
Non-political spot	$279.1	$285.6
Political spot	175.4	23.9
Digital	19.0	17.7
Third party sales	2.5	3.3

Total advertising related	476.0	330.5

Retransmission	377.0	347.9
Other	15.7	13.5

Total revenues	$868.7	$691.9

The timing of LMG RemainCo’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer, and the Company does not have the contractual right to bill for the related performance obligations. Due to the nature of its contracts, the Company does not have significant contract assets. A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services. Contract liabilities were $4.4 million at June 30, 2021, and $7.1 million at June 30, 2020, and are presented as unearned revenues on the Combined Balance Sheets. Revenue of $6.2 million and $5.2 million recognized in the years ended June 30, 2021 and 2020, respectively, were in contract liabilities at the beginning of the periods.

9. Pension and Postretirement Benefit Plans

Defined Contribution Plans

Parent sponsors a defined contribution saving plan for most of its U.S. based employees. Eligible Company employees may participate in the Meredith Savings and Investment Plan, a defined contribution plan that allows eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code and Parent makes matching contributions to the plan subject to the limits of the plan. Parent matches 100 percent of the first 4 percent and 50 percent of the next 1 percent of employee contributions for employees eligible for Parent’s pension benefits and through December 31, 2020, for employees ineligible for Parent’s pension benefits. Effective January 1, 2021, the Parent increased the match to 100 percent of the first 5 percent for employees ineligible for Parent’s pension plans.

Employees are allowed to choose among various investment options. Matching contributions are invested in the same manner as the participants’ pre-tax contributions. Contribution expense under these plans, including allocations for Parent’s corporate and shared functional employees, was $5.5 million in 2021 and $5.4 million in 2020.

Parent sponsors the Meredith Corporation Deferred Compensation Plan. This plan allows participants to defer certain bonuses and salaries. No actual monies are set aside in respect of this plan, and participants have no rights to Parent’s assets in respect of plan liabilities in excess of general unsecured creditors.

The liabilities associated with the plans fluctuate with hypothetical yields of the underlying investments. Liabilities for the uncollateralized plans were $1.1 million and $1.0 million at June 30, 2021 and 2020, respectively, of which $0.1 million was reflected in the accrued expenses-compensation and benefits line and $1.0 million was reflected in the other noncurrent liabilities line on the Combined Balance Sheets at June 30, 2021, and $0.1 million was reflected in the accrued expenses-compensation and benefits line and $0.9 million was reflected in the other noncurrent liabilities line on the Combined Balance Sheets at June 30, 2020.

Pension and Postretirement Plans

Parent has U.S. noncontributory pension plans covering substantially all employees who were employed by Parent prior to January 1, 2018. These plans include qualified (funded) plans as well as nonqualified (unfunded) plans. These plans provide participating employees with retirement benefits in accordance with benefit provision formulas. The nonqualified plans provide retirement benefits only to certain highly compensated employees. Parent also sponsors defined healthcare and life insurance plans that provide benefits to eligible retirees. Liabilities associated with these plans are not reflected in the Company’s Combined Balance Sheets. The Combined Statements of Earnings and Comprehensive Income includes the benefit cost allocated to the Company for Company employees and for shared and functional corporate employees on the basis of revenues when a basis of direct attribution was not identifiable. Total benefit costs allocated to the Company was $2.5 million for fiscal 2021 and $6.4 million for fiscal 2020.

One benefit plan in the Parent’s operations includes only active, retired, and other former Company employees and the Company will assume sponsorship of this plan upon consummation of the transaction. The combined financial statements reflect the periodic benefit costs and funded status and the following tables provide disclosures for the pension plan.

Obligations and Funded Status

The following tables present changes in, and components of, the Company’s net assets/liabilities for pension benefits:

June 30,	2021	2020
(In millions)
Change in benefit obligation
Benefit obligation, beginning of year	$11.3	$10.5
Service cost	0.3	0.3
Interest cost	0.3	0.3
Net actuarial loss	0.1	1.0
Benefits paid (including lump sums)	(0.4)	—
Settlements	—	(0.8)

Benefit obligation, end of year	$11.6	$11.3

Change in plan assets
Fair value of plan assets, beginning of year	$13.6	$13.4
Actual return on plan assets	3.9	1.0
Benefits paid (including lump sums)	(0.4)	—
Settlements	—	(0.8)

Fair value of plan assets, end of year	$17.1	$13.6

Over funded status, end of year	$5.5	$2.3

The over funded status of the plan is recognized in the other assets line on the Combined Balance Sheets.

The net actuarial loss included in the change in benefit obligation for the pension plan for the fiscal year ended June 30, 2020, is primarily the result of a significant decrease in the discount rate used at June 30, 2020, as compared to June 30, 2019.

The accumulated benefit obligation for the defined benefit pension plan was $11.6 million and $11.3 million at June 30, 2021 and 2020, respectively.

The Company’s pension plan does not have projected benefit obligations and accumulated benefit obligations in excess of plan assets.

Costs

The components of net periodic benefit credit for the Company’s defined benefit plan recognized in the Combined Statements of Earnings and Comprehensive Income were as follows:

Years ended June 30,	2021	2020
(In millions)
Components of net periodic benefit credit
Service cost	$0.3	$0.3
Interest cost	0.3	0.3
Expected return on plan assets	(0.9)	(1.0)
Settlement charges	—	0.1

Net periodic benefit credit	$(0.3)	$(0.3)

The pension settlement charge recorded in fiscal 2020 related to cash distributions paid by the pension plan exceeding prescribed thresholds. This required that a portion of pension losses within accumulated other comprehensive income (loss) be realized in the period that the related pension liabilities were settled.

The components of net periodic benefit credit, other than the service cost component, are included in non-operating expense, net in the Combined Statements of Earnings and Comprehensive Income.

For the years ended June 30, 2021 and 2021, a $1.2 million gain and a $1.1 million loss, respectively, from unrecognized net actuarial gains and losses, net of taxes, were recorded in the accumulated other comprehensive income (loss) component of equity for the Company’s defined benefit pension plan.

Assumptions

Benefit obligations were determined using the following weighted average assumptions:

June 30,	2021	2020
Weighted average assumptions
Discount rate	2.50%	2.40%
Rate of compensation increase	n/a	n/a

n/a - Not applicable

Net periodic benefit costs were determined using the following weighted average assumptions:

Years ended June 30,	2021	2020
Weighted average assumptions
Discount rate	2.40%	3.35%
Expected return on plan assets	7.00%	8.00%
Rate of compensation increase	n/a	n/a

n/a - Not applicable

Pension expense is calculated using a number of actuarial assumptions, including an expected long-term rate of return on plan assets and a discount rate. In developing the expected long-term rate of return on plan assets, Parent considered long-term historical rates of return, plan asset allocations as well as the opinions and outlooks of investment professionals and consulting firms. Returns projected by such consultants and economists are based on broad equity and bond indices. The objective is to select an average rate of earnings expected on existing plan assets and expected contributions to the plan during the year. Parent reviews this long-term assumption on a periodic basis.

The value (market-related value) of plan assets is multiplied by the expected long-term rate of return on plan assets to compute the expected return on plan assets, a component of the net periodic pension credit. The market-related value of plan assets is a calculated value that recognizes changes in fair value over three years.

Plan Assets

The targeted and weighted average asset allocations by asset category for investments held by the Company’s pension plan are as follows:

	2021 Allocation		2020 Allocation
June 30,	Target	Actual	Target	Actual
Equity securities	63%	66%	70%	69%
Fixed-income securities	37%	32%	30%	30%
Other securities [1]	—%	2%	—%	1%

Total	100%	100%	100%	100%

[1]	Other primarily includes pooled investment funds.

Parent’s investment policy for this plan seeks to maximize investment returns while balancing Parent’s tolerance for risk. The plan fiduciaries oversee the investment allocation process. This includes selecting investment managers, setting long-term strategic targets, and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and plan fiduciaries may occasionally approve allocations above or below a target range, or elect to rebalance the portfolio within the targeted range. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across domestic and international stocks and between growth and value stocks and small and large capitalizations. The primary investment strategy currently employed is a dynamic target allocation method that periodically rebalances among various investment categories depending on the current funded position. This program is designed to actively move from return-seeking investments (such as equities) toward liability-hedging investments (such as fixed-income) as funding levels improve. The reverse effect occurs when funding levels decrease.

Equity securities did not include any Meredith Corporation common or class B stock at June 30, 2021 or 2020.

Fair value measurements for the Company’s defined benefit pension plan assets were as follows:

(In millions)	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2021
Investments in registered investment companies
Equity	$11.3	$8.6	$2.7	$—
Fixed Income	5.5	0.9	4.6	—
Pooled separate accounts	0.3	—	0.3	—

Total assets at fair value	$17.1	$9.5	$7.6	$—

June 30, 2020
Investments in registered investment companies
Equity	$9.3	$6.9	$2.4	$—
Fixed Income	4.1	—	4.1	—
Pooled separate accounts	0.2	—	0.2	—

Total assets at fair value	$13.6	$6.9	$6.7	$—

Cash Flows

Although Parent does not have a minimum funding requirement for the pension plan in fiscal 2022, Parent, and, accordingly, the Company, are currently determining what voluntary pension plan contributions, if any, will be made in fiscal 2022 to the plan. Actual contributions will be dependent upon investment returns, changes in pension obligations, and other economic and regulatory factors.

The following pension benefit payments, which reflect expected future service as appropriate, are expected to be paid:

Years ending June 30,
(In millions)
2022	$1.1
2023	1.1
2024	0.9
2025	0.8
2026	0.7
2027-2031	3.9

10. Share-based Compensation

The Company’s employees participate in Parent’s employee stock purchase plan and stock incentive plan. More detailed descriptions of these plans follow. Compensation expense recognized for these plans, including allocations for Parent’s corporate and shared functional employees, was $4.7 million in fiscal 2021 and $3.8 million in fiscal 2020. The total income tax benefit recognized in earnings was $1.1 million in fiscal 2021 and $0.9 million in fiscal 2020.

Stock Incentive Plan

Meredith Corporation has a stock incentive plan that permits the Parent to issue stock options, restricted stock, stock equivalent units, restricted stock units, and performance shares to key employees and directors of the Parent, and, accordingly, the Company. Approximately 5.0 million shares remained available for future awards under the plan as of June 30, 2021. Forfeited awards, shares deemed to be delivered to Parent on tender of stock in payment for the exercise price of options, and shares reacquired pursuant to tax withholding on option exercises and the vesting of restricted shares and restricted stock units increase shares available for future awards. The plan is designed to provide an incentive to contribute to the achievement of long-range corporate goals; provide flexibility in motivating, attracting, and retaining employees; and to align more closely the employees’ interests with those of shareholders.

Parent has awarded restricted stock and restricted stock units to eligible key employees and non-employee directors under the plan. In addition, certain awards are granted based on specified levels of Meredith Corporation stock ownership. All awards have restriction periods tied primarily to employment and/or service. The awards granted to Company employees generally vest over three or five years, and the awards granted to Company directors vest one-third each year during the three-year period from date of grant. The grant date of awards is the date the Compensation Committee of the Board of Directors of Meredith Corporation approves the granting of the awards or a date thereafter as specified by the Committee. The awards are recorded at the market value of traded shares on the date of the grant as unearned compensation. The initial values of the grants are amortized over the vesting periods.

The Company’s restricted stock unit activity during the year ended June 30, 2021, was as follows:

Restricted Stock Units	Units	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Units in thousands and Aggregate Intrinsic Value in millions)
Nonvested at June 30, 2020	67.5	$45.05
Granted	196.9	14.27
Vested	(20.7)	40.80
Forfeited	(13.7)	24.20

Nonvested at June 30, 2021	230.0	20.33	$10.0

As of June 30, 2021, there was $2.0 million of unearned compensation cost related to restricted stock units granted to Company employees under the plan. That cost is expected to be recognized over a weighted average period of 2.0 years. The weighted average grant date fair value of restricted stock units granted to Company employees during the years ended June 30, 2021, and 2020, was $14.27, and $36.96, respectively. The total fair value of shares vested for Company employees during the years ended June 30, 2021, and 2020, was $0.8 million, and $0.8 million, respectively.

Parent also has outstanding stock equivalent units resulting from the deferral of compensation of Company employees and directors under various deferred compensation plans. The period of deferral is specified when the deferral election is made. These stock equivalent units are issued at the market price of the underlying stock on the date of deferral. In addition, shares of restricted stock and restricted stock units may be converted to stock equivalent units upon vesting.

The following table summarizes the activity for stock equivalent units during the year ended June 30, 2021:

Stock Equivalent Units	Units	Weighted Average Issue Date Fair Value
(Units in thousands)
Balance at June 30, 2020	7.9	$41.65
Additions	—	—
Converted to common stock	—	—

Balance at June 30, 2021	7.9	41.65

The stock equivalent units outstanding at June 30, 2021, had minimal aggregate intrinsic value. There were no stock equivalent units converted to common stock for the years ended June 30, 2021 and 2020.

Parent has granted nonqualified stock options to certain Company employees and directors under the plan. The grant date of options issued is the date the Compensation Committee of the Board of Directors of Meredith Corporation approves the granting of the options or a date thereafter as specified by the Committee. The exercise price of options granted is set at the fair value of Meredith Corporation’s common stock on the grant date. All options granted under the plan expire at the end of ten years. Options granted to employees vest three years from the date of grant. Options granted to directors vest one-third each year during the three-year period from date of grant.

A summary of stock option activity and weighted average exercise prices follows:

Stock Options	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
(Options in thousands and Aggregate Intrinsic Value in millions)
Outstanding July 1, 2020	466.0	$46.42
Granted	190.7	14.25
Exercised	(33.7)	30.72
Forfeited	(35.8)	39.98

Outstanding June 30, 2021	587.2	37.27	6.9	$6.0

Exercisable June 30, 2021	277.1	$49.62	5.0	$0.3

The fair value of each option is estimated as of the date of grant using the Black-Scholes option-pricing model. The expected volatility was based on a blend of historical volatility of Meredith Corporation’s common stock taking into consideration Meredith Corporation’s capital structure and implied volatility in market traded options on Meredith Corporation’s common stock with a term greater than six months. The expected life of options granted used the simplified method under U.S. GAAP to determine the expected life. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following summarizes the assumptions used in determining the fair value of options granted:

Years ended June 30,	2021	2020
Risk-free interest rate	0.42	1.74
Expected dividend yield	—%	5%
Expected option life	6.5	6.5
Expected stock price volatility	56%	40%

The weighted average grant date fair value of options granted to Company employees during the years ended June 30, 2021, and 2020, was $14.25, and $8.73, respectively. The total intrinsic value of options exercised by Company employees during the years ended June 30, 2021 and 2020, was $0.3 million and $0.1 million, respectively. As of June 30, 2021, there was $0.9 million in unrecognized compensation cost for stock options granted to Company employees under the plan. This cost is expected to be recognized over a weighted average period of 1.9 years.

Cash received from option exercises under all share-based payment plans for the years ended June 30, 2021 and 2020, was $1.0 million and $0.4 million, respectively. The actual tax benefit realized for the tax deductions from option exercises were $0.1 million for the years ended June 30, 2021, and minimal amount for the year ended June 30, 2020.

11. Other Comprehensive Income (Loss)

Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income includes net earnings as well as items of other comprehensive income (loss).

The following table summarizes the items of other comprehensive income (loss) and the accumulated other comprehensive income (loss) balances due to adjustments in the minimum pension liability:

(In millions)
Balance at June 30, 2019	$(0.4)
Current-year adjustments, pre-tax	(0.9)
Tax benefit	0.2

Other comprehensive loss	(0.7)

Balance at June 30, 2020	(1.1)

Current-year adjustments, pre-tax	3.1
Tax expense	(0.8)

Other comprehensive income	2.3

Balance at June 30, 2021	$1.2

12. Related Party Disclosures

The Company does not enter into transactions with related parties to purchase or sell goods or services in the ordinary course of business. Transactions between the Company and Parent are reflected in equity in the Combined Balance Sheets as Net investment by Meredith Corporation and in the Combined Statements of Cash Flows as a financing activity in Net transfers from (to) Meredith Corporation.

The Combined Statements of Earnings and Comprehensive Income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. These allocations were $15.5 million in 2021, and $19.0 million in 2020.

Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may be been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.

13. Subsequent Events

These combined financial statements were derived from the financial statements of Meredith Corporation, which issued its financial statements for the year ended June 30, 2021 on September 10, 2021. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of September 10, 2021. Additionally, the Company has evaluated transactions that occurred through September 17, 2021, the date these combined financial statements were available for issuance, for the purposes of unrecognized subsequent events.